ARROW RESERVE CAPITAL MANAGEMENT ETF

a series of

ARROW INVESTMENTS TRUST

6100 Chevy Chase Dr., Suite 100

Laurel, MD 20707

NOTICE OF ACTION BY WRITTEN CONSENT OF SHAREHOLDERS

April 15, 2019

Dear Shareholder,

This notice is being furnished to the shareholders of the Arrow Reserve Capital Management ETF (the “Fund”), a series of Arrow Investments Trust, a Delaware statutory trust (the “Trust”), to inform shareholders of the approval of an amended and restated investment sub-advisory agreement (the “Amended Sub-Advisory Agreement”) between the Fund and Halyard Asset Management LLC, the Fund’s current investment sub-adviser (the “Sub-Adviser”). The Amended Sub-Advisory Agreement will become effective on May 6, 2019. The Fund’s Information Statement accompanies this Notice.

As discussed in more detail in the Information Statement, at in-person meetings held on September 28, 2018 and March 26, 2019, the Board of Trustees of the Fund (the “Board”) approved the Amended Sub-Advisory Agreement. The Board also authorized the recommendation of the approval of the Amended Sub-Advisory Agreement to the Fund’s shareholders. After considering the Board’s recommendation, the holders of a majority of the Fund’s outstanding voting securities as of March 26, 2019 approved the Amended Sub-Advisory Agreement by written consent.

The Board is not soliciting your proxy or consent in connection with the Amended Sub-Advisory Agreement. Pursuant to the regulations of the Securities and Exchange Commission (the “Commission”), this Information Statement must be sent to shareholders at least 20 calendar days prior to the earliest date on which the Amended Sub-Advisory Agreement may take effect. You are urged to read the Information Statement in its entirety for a description of the action taken by certain shareholders representing a majority of the outstanding voting securities shares of the Fund.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Sincerely,

___________________

Joseph Barrato

President and Principal Executive Officer

Arrow Investments Trust

ARROW RESERVE CAPITAL MANAGEMENT ETF

a series of

ARROW INVESTMENTS TRUST

6100 Chevy Chase Dr., Suite 100

Laurel, MD 20707

______________________________________

INFORMATION STATEMENT

______________________________________

WE ARE NOT ASKING YOU FOR A PROXY

AND YOU ARE REQUESTED NOT TO SEND US A PROXY

Introduction

This Information Statement is being furnished to the shareholders of the Arrow Reserve Capital Management ETF (the “Fund”), a series of Arrow Investments Trust, a Delaware statutory trust (the “Trust”), to inform shareholders of the approval of an amended and restated investment sub-advisory agreement (the “Amended Sub-Advisory Agreement”) between the Fund and Halyard Asset Management LLC, the Fund’s current investment sub-adviser (“Halyard” or the “Sub-Adviser”). The Amended Sub-Advisory Agreement will become effective on May 6, 2019 (the “Effective Date”). This Information Statement is being made available on or about April 17, 2019 to the Fund’s shareholders of record at the close of business on March 26, 2019 (the “Record Date”).

Background

Halyard currently serves as the Fund’s investment sub-adviser pursuant to the investment sub-advisory agreement, dated as of March 15, 2017 (the “Current Sub-Advisory Agreement”), between the Arrow Investment Advisors, LLC (the “Adviser”) and Halyard, with respect to the Fund. In consideration of the advisory services provided by the Sub-Adviser to the Fund, the Sub-Adviser is entitled to a fee based on the Sub-Adviser’s average daily net assets. Since April 1, 2018, Halyard has waived fees voluntarily so that expenses do not rise above 0.10% of average daily net assets until May 30, 2019. At a meeting of the Board of Trustees of the Fund (the “Board”) held on September 28, 2018, the Adviser proposed an amendment to the Current Sub-Advisory Agreement that would formally reduce Halyard’s fee to 0.10% and remove all breakpoints.

At in-person meetings of the Board held on September 28, 2018 and March 26, 2019, the Board, including a majority of the Trustees who are not “interested persons” (as that term is defined in the Investment Company Act of 1940, as amended (the “1940 Act”)) of the Fund (the “Independent Trustees”), approved the Amended Sub-Advisory Agreement between the Adviser and the Sub-Adviser with respect to the Fund. After considering the Board’s recommendation, pursuant to Article VII, Section 1 of the Fund’s Amended and Restated Declaration of Trust and the requirements of the 1940 Act, the holders of a majority of the Fund’s outstanding voting securities as of the Record Date approved the Amended Sub-Advisory Agreement by written consent.

As discussed below, the Amended Sub-Advisory Agreement will be identical in all material respects to the Current Sub-Advisory Agreement, except as follows: (i) the Sub-Adviser has a contractual duty to comply and act in accordance with the Trust’s compliance manual, (ii) the definition of “trade error” has been removed, (iii) the investment sub-advisory fee has been lowered and breakpoints removed, and (iv) the date of execution, effectiveness, and expiration are changed. A marked copy of the Amended Sub-Advisory Agreement is attached hereto as Annex A.

Information Regarding Halyard

Halyard’s headquarters is located at 707 Westchester Avenue, Suite 206, White Plains, New York 10604. Halyard was formed as a Delaware limited liability company and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended.

Principal Executive Officer and Directors of Halyard

The name, address and principal occupation of the principal executive officer and each general partner of Halyard are set out in the table below.

Name and Address*	Principal Occupation
Steven Henry Boyd	Managing Member
James Russell Dailey	Chief Financial Officer
Michael Joseph Kastner	Managing Member
Saleemah Ahamed Hassanali	Chief Compliance Officer

*The address of each individual and listed above is c/o Halyard Asset Management LLC, 707 Westchester Avenue, Suite 206, White Plains, New York 10604.

Halyard is wholly owned by two individuals, Steven Henry Boyd and Michael Joseph Kastner and a domestic entity, Dunn Capital Management, LLC.

Information Regarding Similar Funds

The Sub-Adviser does not currently manage any other series of the Trust.

Current Sub-Advisory Agreement

Halyard currently serves as the Fund’s investment sub-adviser pursuant to the terms of the Current Sub-Advisory Agreement and subject to the oversight of, and any policies established by, the Board. The Current Sub-Advisory Agreement, dated March 15, 2017 was initially approved by the Board on March 21, 2017, and was most recently renewed at a meeting of the Board on September 28, 2018. The Current Sub-Advisory Agreement was approved by the sole shareholder of the Fund on March 30, 2017 prior to the Fund’s commencement of operations on March 30, 2017. Under the Current Sub-Advisory Agreement, the Sub-Adviser manages the assets of the Fund subject to the supervision of the Fund’s investment adviser and the Board.

Under the Current Sub-Advisory Agreement, the Adviser is entitled to a monthly fee consisting of 0.15% of average daily net assets, when assets under management are below $150 million, and 0.10% of average daily net assets when assets under management surpass $150 million.

Amended Sub-Advisory Agreement

The Amended Sub-Advisory Agreement is identical to the Current Sub-Advisory Agreement, except as follows: (i) the Sub-Adviser has a contractual duty to comply and act in accordance with the Trust’s compliance manual, (ii) the definition of “trade error” has been removed, (iii) the investment sub-advisory fee has been lowered to 0.10% and breakpoints removed, and (iv) the date of execution, effectiveness, and expiration are changed. More information on each change is detailed below:

(i)        The addition contractual of a contractual duty to comply and act in accordance with the Trust’s compliance manual clarifies the Sub-Adviser’s duty to act in accordance with the Trust’s compliance manual in its day-to-day management of the Fund.

(ii)        The removal of the definition of “trade error” permits the resolution of trade errors on a case-by-case basis as between the Adviser and the Sub-Adviser.

(iii)       The Amended Sub-Advisory Agreement will result in a change in advisory fee from 0.15% or 0.10%, depending on asset levels, to 0.10% at all asset levels. Halyard has been voluntarily waiving fees over 0.10% since April 1, 2018. For the fiscal year ended January 31, 2019, Halyard collected a total of $117,905.34 in sub-advisory fees under the Current Sub-Advisory Agreement, which reflects a 15% sub-advisory fee. The amount that the Sub-Adviser would have received under the Amended Sub-Advisory Agreement, had it been in effect for the fiscal year ended January 31, 2019, is $ 78,603.56 or 10%. The difference in these amounts as a percentage of the sub-advisory fees actually earned in the fiscal year ended January 31, 2019 is 5%.

(iv)        With respect to the Fund, the Amended Sub-Advisory Agreement will continue in force for an initial period of two years from the effective date, and from year to year thereafter, provided its continuance is specifically approved at least annually by the Board, including a majority of the Trust’s Trustees who are not “interested persons” (as defined in the 1940 Act) of any party to the Amended Sub-Advisory Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval.

The Amended Sub-Advisory Agreement, like the Current Sub-Advisory Agreement, provides that Halyard shall not be subject to any liability in connection with its performance of services thereunder in the absence of willful misfeasance, bad faith or gross negligence or reckless disregard of its obligations and duties. A marked copy of the Amended Sub-Advisory Agreement is attached hereto as Annex A.

No fees were paid by the Fund to Halyard, its affiliated persons or any affiliated person of such person during the most recent fiscal year for services provided to the Fund (other than under the investment advisory contract or for brokerage commissions).

Board Approval and Recommendation

At an in-person meeting held on March 26, 2019 the Board, including a majority of the Independent Trustees, approved the Amended Sub-Advisory Agreement for the Fund and recommended that shareholders of the Fund approve the Amended Sub-Advisory Agreement. A summary of the Trustees’ considerations is provided below in the section entitled “Board Considerations.”

Shareholder Approval

On March 26, 2019, after considering the Board’s recommendation, pursuant to Article VII, Section 1 of the Fund’s Amended and Restated Declaration of Trust and requirements of the 1940 Act, the holders of a majority of the Fund’s outstanding voting securities as of the Record Date approved the Amended Sub-Advisory Agreement by written consent.

Board Considerations

At in-person meetings held on September 28, 2018 and March 26, 2019, the Board, including all of the Independent Trustees (for the purposes of this section, the “Board”), considered the approval of the Amended Sub-Advisory Agreement. The Board was assisted by counsel throughout the review process. The Board relied upon the advice of counsel, and their own business judgment in determining the material factors to be considered in evaluating the Amended Sub-Advisory Agreement and the weight to be given to each such factor. The conclusions reached by the Board were based on a comprehensive evaluation of all of the information provided and were not the result of any one factor. Moreover, each Trustee may have afforded different weight to the various factors in reaching his conclusions with respect to the Amended Sub-Advisory Agreement.

Nature, Extent and Quality of Services. The Trustees discussed that Halyard is a research-oriented, SEC registered investment adviser that specialized in the management of fixed income assets. They noted the quality and consistency of the persons at Halyard providing services to the Fund. They noted there had been no material compliance issues since hiring Halyard, and the Adviser was satisfied with Halyard’s services. The Trustees concluded that Halyard had the ability to continue to provide a level of service consistent with the Board’s expectations.

Performance. The Board considered the nature and extent of the Sub-Adviser's past performance, as well as other factors relating to its track record. The Board discussed the one, five and ten year periods and the since inception of strategy, as well as the Fund’s 1 year performance, noting that the Fund outperformed its stated benchmark for the one-year period.

Fees and Expenses. The Board discussed that the Sub-Advisory Agreement provided for an annual fee of up to 0.15% of average net assets up to $150 million, and 0.10% of assets above $150 million, for the management of the Fund although Halyard had been waiving a portion of its fee. The Trustees concluded that the sub-advisory fee was reasonable in light of the quality of the services the Fund received from the Sub-Adviser, the level of fees paid by other clients of the Sub-Adviser, and the allocation of duties between the Adviser and Sub-Adviser. The Trustees further concluded that a fee of 0.10% on all assets, as proposed by the Adviser, would also be reasonable.

Economies of Scale. The Trustees considered whether economies of scale had been realized with respect to the management of the Fund. The Trustees agreed that this was primarily an Adviser level issue and was considered with respect to the overall advisory agreement, taking into consideration the impact of the sub-advisory expense including the breakpoint in the sub-advisory fee. They agreed that a lower total fee, without a breakpoint, as proposed by the Adviser, was acceptable.

Profitability. The Board considered the profits expected to be realized by the Sub-Adviser in connection with the operation of the Fund and whether the amount of profit is a fair entrepreneurial profit for the management of the Fund. The Trustees concluded that, based on the modest amount of fees paid to the Sub-Adviser, the Sub-Adviser's level of profitability from its relationship to the Fund was not excessive.

Conclusion. In the course of their deliberations, the Trustees did not identify any particular information or factor that was all important or controlling. Based on the Trustees' deliberations and their evaluation of the information described above, the Board, including all of the Independent Trustees, approved renewal of the Sub-Advisory Agreement and concluded that the sub-advisory fee was reasonable in light of such services and such other matters as the Trustees have considered relevant in the exercise of their reasonable judgment.

Additional Information about the Fund

The Fund is a diversified series of Arrow Investments Trust, a Delaware statutory trust organized on August 2, 2011. The Trust’s principal executive offices are located at 6100 Chevy Chase Dr., Suite 100, Laurel, MD 20707. The investment adviser for the fund is Arrow Investment Advisors, LLC, located at 6100 Chevy Chase Dr., Suite 100, Laurel, MD 20707. The Fund is sub-advised by Halyard. Northern Lights Distributors, LLC, located at 17605 Wright Street, Omaha, NE 68130, is the principal underwriter and distributor for the Fund. Gemini Fund Services, LLC, with principal offices located at 17605 Wright Street, Suite 2, Omaha, Nebraska 68130 provides the Funds with accounting and administrative services. Brown Brothers Harriman and Co., located at 40 Water Street, Boston, Massachusetts 02109, is the Fund’s transfer agent and custodian.

Security Ownership of Management and Certain Beneficial Owners

As of the Record Date, to the best knowledge of the Trust, as a group, the Trustees and officers of the Fund owned less than 1% of the shares of the Fund.

To the knowledge of the Fund, the following shareholder(s) or “group,” as that term is defined in Section 13(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), are beneficial owners of more than 5% of the outstanding Shares as of the Record Date based on public filings and/or information provided by such persons.

Name and Address	Title of Class	Amount and Nature of Beneficial Ownership*	Percent of Class
Arrow Dynamic Income Fund, 6100 Chevy Chase Dr., Suite 100, Laurel, MD 20707	Shares of Beneficial Interest	74,667 Shares	13.3%
Arrow Managed Futures Strategy Fund, 6100 Chevy Chase Dr., Suite 100, Laurel, MD 20707	Shares of Beneficial Interest	453,910 Shares	81.1%

*       Numbers are rounded to the nearest whole share.

Shareholders owning more than 25% of the shares of a Fund are considered to “control” the Fund, as that term is defined under the 1940 Act. Persons controlling a Fund can determine the outcome of any proposal submitted to the shareholders for approval.

Reports to Shareholders

The Fund’s annual and semi-annual reports are available upon request and without charge by writing to the Fund at Arrow Reserve Capital Management ETF, c/o Gemini Fund Services, LLC, 80 Arkay Dr., Hauppauge, New York 11788, or by calling toll-free 1-877-277-6933. You may also access and download these reports at the Fund’s website: www.ArrowFunds.com.

Householding

If you and another shareholder share the same address, the Trust may only send one Notice of Internet Availability of Information Statement (or if requested, only one paper copy of the full Information

Statement) unless you or the other shareholder(s) request otherwise. Call or write to the Trust if you wish to receive a separate copy of the Notice of Internet Availability of Information Statement (or if requested, a paper copy of the full Information Statement), and the Trust will promptly mail a copy to you. You may also call or write to the Trust if you wish to receive a separate copy in the future or if you are receiving multiple copies now and wish to receive a single copy in the future. For such requests, call the Trust at 1-877-277-6933, or write the Trust at c/o Gemini Fund Services, LLC, 80 Arkay Dr., Hauppauge, New York 11788.

ARROW RESERVE CAPITAL MANAGEMENT ETF

a series of

ARROW INVESTMENTS TRUST

6100 Chevy Chase Dr., Suite 100

Laurel, MD 20707

IMPORTANT NOTICE OF INTERNET AVAILABILITY OF INFORMATION STATEMENT

April 15, 2019

This Notice of Internet Availability of the Information Statement is being mailed on or about April 17, 2019. The full Information Statement will be available for printing on the website of Arrow Reserve Capital Management ETF (the “Fund”) at www.ArrowFunds.com until at least 90 days from the date of this Notice and the Information Statement.

We are notifying you of the approval of an amended and restated investment sub-advisory agreement (the “Amended Sub-Advisory Agreement”) between the Fund and Halyard Asset Management LLC, the Fund’s current investment sub-adviser (the “Sub-Adviser”). The Amended Sub-Advisory Agreement will become effective on May 6, 2019.

This Notice of Internet Availability of Information Statement presents only an overview of the more complete Information Statement that is available to you on the internet relating to the Fund. We encourage you to access and review all of the important information contained in the full Information Statement.

A paper or email copy of the full Information Statement may be obtained, without charge, by contacting the Fund at Arrow Reserve Capital Management ETF, c/o Gemini Fund Services, LLC 80 Arkay Dr., Hauppauge, New York 11788, or by calling toll-free 1-877-277-6933. If you would like to receive a paper or e-mail copy of the full Information Statement, you must request one. If you have any questions about this Notice of Internet Availability of Information Statement, please contact your financial adviser (if applicable) or contact the Fund at the appropriate phone number provided above.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.